EXHIBIT 16.1

May 18, 2012

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Dynastar Holdings, Inc.
Commission file no: 333-144596

Gentlemen:

Li & Company, PC is the former independent registered accountant of Dynastar Holdings, Inc. (the “Company”). We have read the Company’s Current Report on Form 8-K dated May 14, 2012, and are in agreement with the statements under Item 4.01.

We have no basis to agree or disagree with any other matters reported therein.

Very truly yours,

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey